Exhibit 10.1

Amendment

to

Loan and security agreement

THIS AMENDMENT to Loan AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 9, 2021, by and between Silicon Valley Bank (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 175 Technology Drive, Suite 150, Irvine, CA 92618

Recitals

A.Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement and to provide its consent, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows, effective as of the date hereof:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.

2.1Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)Interest Rate.

(i)Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (A) two and one-quarter of one percentage points (2.25%) above the Prime Rate or (B) 5.50%, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.2Modified Unused Revolving Line Fee.  Section 2.4(d) of the Loan Agreement that currently reads as follows:

(d)Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last day of each calendar quarter and on the Revolving Line Maturity Date, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and

is hereby amended in its entirety to read as follows:

(d)Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last day of each calendar quarter and on the Revolving Line Maturity Date, in an amount equal to 0.30% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; and

2.3Deletion of Collateral Monitoring Fee.  Section 2.4(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

(e)Collateral Monitoring Fee. [Omitted].

2.4Modified Definition of Maximum Revolver Amount.  The definition of “Maximum Revolver Amount” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Maximum Revolver Amount” is $5,000,000; provided, however, upon either (i) written consent from Samsung or (ii) the Samsung Note being converted in full into equity securities of Borrower or (iii) the Samsung Note being repaid in full in cash (in accordance with the Samsung Intercreditor), Borrower may request in writing that the Maximum Revolver Amount be increased to $7,000,000.

2.5Modified Definition of Revolving Line Maturity Date.  The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Line Maturity Date” is December 30, 2021; provided, however, if prior to the Maturity Date, either (i) the Samsung Note is converted in full into equity securities of Borrower or (ii) the maturity date of the Samsung Note is extended to a date beyond April 30, 2022 or (iii) the Samsung Note is repaid in full in cash (in accordance with the Samsung Intercreditor) and after giving effect thereto, Borrower has unrestricted cash maintained at Bank in the amount of at least $15,000,000, then, if Borrower request, the Maturity Date will be extended to April 29, 2022.

2.6Added Definition of Samsung.  The definition of “Samsung” is hereby added in Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Samsung” means SVIC No. 28 New Technology Business Investment L.L.P.

2.7Added Definition of Samsung Intercreditor.  The definition of “Samsung Intercreditor” is hereby added in Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Samsung Intercreditor” means that certain Intercreditor Agreement dated November 18, 2015 by and between Samsung and Bank.

2.8Added Definition of Samsung Note.  The definition of “Samsung Note” is hereby added in Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Samsung Note” means that certain senior convertible promissory note issued to Samsung in the amount of approximately

$15,000,000 dated on or about November 18, 2015 (as amended from time to time).

3.Limitation of Amendments.
3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;
4.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;
4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Release by Borrower.  Borrower hereby agree as follows:

5.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” (Emphasis added.)

5.3By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.
(b)Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.
(c)The terms of this Amendment are contractual and not a mere recital.
(d)This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower
(e)Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein
6.Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
7.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.
9.Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee with respect to the renewal of the Loan Agreement in an amount equal to $10,000; provided, however, if the Maturity Date is extended to April 29, 2022, Borrower shall pay an additional $5,000 at the time of such extension.  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	Netlist, Inc.

By:/s/ Andrew Skalitzky	By:/s/ Gail Sasaki
Name:Andrew Skalitzky	Name:Gail Sasaki
Title:VP	Title:CFO